EXHIBIT 99.1

PriceSmart, Inc.

9740 Scranton Road

San Diego, CA 92121-1745

Tel 858 404-8813

Fax 858 404-8848

PriceSmart Announces Second Quarter Results

SAN DIEGO, CA (April 14, 2004)—PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced financial results for the second quarter and six months ended February 29, 2004.

For the second quarter, total revenues declined 9.3% to $165.6 million, from $182.6 million in the second quarter of fiscal year 2003. Net warehouse club sales decreased 9.0% to $161.5 million in the current quarter, from $177.4 million in the second quarter of fiscal 2003. Excluding $3.9 million in wholesale telephone card sales in the Philippines (which began in September 2002 and were discontinued in May 2003), net warehouse sales decreased 6.9% from the comparable period sales of $173.5 million in fiscal 2003. Management believes net warehouse sales excluding wholesale telephone card sales provides a better measure of ongoing operations and a more meaningful comparison of past and present operating results than total warehouse sales, because wholesale phone card sales were only for a limited time, were discontinued in May 2003 and fell outside of the Company’s core business of operating international membership warehouse clubs. The Company had an operating loss of $1.5 million in the second quarter, compared to an operating profit of $4.6 million in the second quarter last year. Second quarter net loss attributable to common stockholders was $4.5 million or $(0.61) per diluted share, compared to net income available to common stockholders of $1.0 million or $0.14 per diluted share in the second quarter last year.

For the six months ended February 29, 2004, total revenues decreased 9.8% to $313.5 million, from $347.4 million in the first six months of last year. Net warehouse sales declined 9.0% to $305.2 million in the first half of fiscal 2004 from $335.4 million in the first half of fiscal 2003. Excluding $8.7 million in wholesale telephone card sales in the Philippines (which began in September 2002 and were discontinued in May 2003), net warehouse sales decreased 6.6%. The operating loss for the first six months was $5.6 million, compared to operating income of $9.3 million in the comparable period last year. The six month loss attributable to common stockholders was $11.5 million or $(1.59) per diluted share, compared to net income available to common stockholders of $2.0 million or $0.29 per diluted share in the comparable period last year.

There were 25 warehouse clubs in operation at the end of February 2004 (excluding 3 unconsolidated warehouse clubs in Mexico that are owned through a 50/50 joint venture) compared to 27 at the end of February last year. The opening of a new warehouse club in the Philippines is planned for early June 2004.

Commenting on the results for the quarter, Robert Price, Chairman and Interim Chief Executive Officer, said, “We were gratified to see improving sales trends during the quarter, which appear to validate our efforts to redirect the Company back to the basics of the club business. We also improved our execution with the attainment of margin goals, better inventory management resulting in additional cash flow, and improved labor productivity. From an organizational perspective, a new senior financial team was hired in the quarter and plans were put in place for consolidation of substantially all U.S. buying in San Diego, which was completed in March. Much remains to be done to move PriceSmart back to profitability including increasing sales, reducing expenses, hiring a new President, and improving the Company’s liquidity by monetizing a portion of our real estate assets. We continue to work diligently on these significant matters.”

Conference Call

Management will provide additional details about the second quarter and will answer questions sent in advance, during an audio presentation that will be available beginning at 8:00 a.m. ET on Wednesday, April 21, 2004. Questions for management should be e-mailed to ehernandez@pricesmart.com or faxed to 858-404-8848 by Monday, April 19, 2004 at 5:00 p.m. ET. Interested parties may listen to the presentation by visiting the Investor Relations section of the Company’s web site at www.pricesmart.com or by dialing 888-286-8010 (617-801-6888 for international callers) and entering the code 31769190 from 8:00 a.m. ET on Wednesday, April 21, 2004 until 5:00 p.m. ET on Friday, April 30, 2004.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean and Asia, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 25 warehouse clubs in 12 countries and one U.S. territory (four in Panama; three each in Costa Rica, and the Philippines; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands). PriceSmart also licenses 12 warehouses in China and one in Saipan, Micronesia and has an additional three warehouse clubs in Mexico as part of a 50/50 joint venture with Grupo Gigante, S.A. de C.V.

This press release may contain forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ materially from those foreseen. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: recent legal actions filed against us could adversely affect our future results of operations and financial position; we had a substantial loss in fiscal 2003 and the first half of fiscal 2004 and may continue to incur losses in future periods; we may not have adequate cash to meet operating and capital needs in future periods; we expect to incur substantial legal and other professional service costs; our financial performance is dependent on international operations; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; we are exposed to weather and other risks associated with our operations in Latin America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse stores would harm our business; substantial control of the Company’s voting stock by a few of the Company’s stockholders may make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm our business; we face the risk of exposure to product liability claims, a product recall and adverse publicity; we are subject to volatility in foreign currency exchange; and a determination that the Company’s goodwill and intangible assets have been impaired as a result of a test under Statement of Financial Accounting Standards (“SFAS”) No. 142 could adversely affect the Company’s future results of operations and financial position; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on January 14, 2004. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to current period presentation.

For further information, please contact Robert E. Price, Chairman of the Board and Interim President & Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 29, 2004	August 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,001	$17,722
Receivables, net of allowance for doubtful accounts of $770 and $698, respectively	4,696	5,970
Receivables from unconsolidated affiliate	1,197	1,086
Merchandise inventories	60,834	73,668
Prepaid expenses and other current assets	7,256	8,004
Income tax receivable	1,179	1,331

Total current assets	95,163	107,781
Restricted cash	28,364	32,129
Property and equipment, net	182,612	186,027
Goodwill, net	23,071	23,071
Deferred tax assets	16,976	16,502
Other assets	8,490	8,579
Investment in unconsolidated affiliate	13,975	16,996

TOTAL ASSETS	$368,651	$391,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$21,769	$20,086
Accounts payable	64,840	68,504
Accounts payable to related party	237	—
Accrued salaries and benefits	3,669	3,556
Deferred membership income	4,130	4,080
Other accrued expenses	10,738	9,142
Long-term debt, current portion	14,169	14,426

Total current liabilities	119,552	119,794
Deferred rent	946	968
Accrued closure costs	3,459	3,128
Long-term debt, net of current portion	88,487	99,616

Total liabilities	212,444	223,506
Minority interest	6,199	8,160
Commitment and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value (stated at cost), 2,000,000 shares authorized;
Series A convertible preferred stock– 20,000 shares designated, issued and outstanding (liquidation preference of $21,067 and $20,267, respectively)	19,914	19,914
Series B convertible preferred stock– 30,000 shares designated, 22,000 shares issued and outstanding (liquidation preference of $23,134 and $22,254, respectively)	21,975	21,983
Common stock, $.0001 par value, 20,000,000 shares authorized; 7,775,655 and 7,285,563 shares issued, respectively	1	1
Additional paid-in capital	170,486	164,120
Tax benefit from exercise of stock options	3,379	3,379
Notes receivable from stockholders	(467)	(685)
Deferred compensation	(2,475)	(1,314)
Accumulated other comprehensive loss	(17,364)	(14,022)
Accumulated deficit	(36,044)	(24,560)
Less: treasury stock at cost; 413,650 shares	(9,397)	(9,397)

Total stockholders’ equity	150,008	159,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$368,651	$391,085

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Revenues:
Sales:
Net warehouse	$161,468	$177,386	$305,209	$335,426
Export	304	1,086	809	3,662
Membership income	2,167	2,116	4,280	4,262
Other income	1,648	1,969	3,248	4,085

Total revenues	165,587	182,557	313,546	347,435

Operating expenses:
Cost of goods sold:
Net warehouse	138,850	151,835	264,473	285,655
Export	317	1,036	831	3,479
Selling, general and administrative:
Warehouse operations	20,366	20,014	40,942	38,910
General and administrative	5,854	4,796	11,020	9,184
Preopening expenses	156	288	166	864
Closure costs	1,512	—	1,732	—

Total operating expenses	167,055	177,969	319,164	338,092

Operating income (loss)	(1,468)	4,588	(5,618)	9,343

Other income (expense):
Interest income	632	739	1,268	1,444
Interest expense	(2,705)	(2,542)	(5,401)	(5,042)
Other income (expense)	(1)	4	(92)	14
Equity of unconsolidated affiliate	(377)	(648)	(781)	(1,413)
Minority interest	497	(106)	1,009	(110)

Total other expense	(1,954)	(2,553)	(3,997)	(5,107)

Income (loss) before income taxes	(3,422)	2,035	(9,615)	4,236
Provision for income taxes	241	677	189	1,440

Net income (loss)	(3,663)	1,358	(9,804)	2,796
Preferred dividends	840	400	1,680	800

Net income available (loss attributable) to common stockholders	$(4,503)	$958	$(11,484)	$1,996

Earnings (loss) per share—common stockholders:
Basic	$(0.61)	$0.14	$(1.59)	$0.29
Diluted	$(0.61)	$0.14	$(1.59)	$0.29
Shares used in per share computation:
Basic	7,362	6,872	7,220	6,859
Diluted	7,362	6,928	7,220	6,954